NEWS RELEASE

Online Disruptive Announces Approval of Clinical Testing by its
Subsidiary, Savicell

Nevada, April 29, 2014: Online Disruptive Technologies, Inc. (OTC: ONDR) (the "Company") is pleased to announce that its majority owned Israeli subsidiary, Savicell Diagnostic Ltd. (“Savicell”), has received approval of the Ethics Committee of the Institutional Review Board of the Carmel Medical Center in Haifa to perform clinical trials on human blood for Savicell’s blood test for early diagnosis of Lung cancer.

In addition, Savicell™ has received approval of the Ethics Committee of the Institutional Review Board of the Shaare Zedek Medical Center in Jerusalem to perform clinical trials on human blood for Savicell’s blood test for early diagnosis of breast cancer. Shaare Zedek is now an additional clinical trial site to Tel Aviv Sourasky Medical Center for early diagnosis of breast cancer.

The Savicell™ platform is a blood test inherently designed for the early detection of disease. In contrast to existing technologies that evaluate secretions of cancer cells, Savicell™ gets data directly from the immune system. Disease intrusion and cell malformation, including cancer, are first detected in the body by the immune system which is energized to rid the body of the malignancy. The initial immune response is intricate, deploying different metabolic pathways and subtypes of cells. The Well-Shield™ technology is designed to detect and interpret these differential metabolic responses.

This unique technology is inherently designed to be deployed for cancer, autoimmune diseases like multiple sclerosis, and infectious diseases like viral and bacterial pathogens. Initially Savicell™ is focused on the multibillion dollar cancer diagnosis market. Past clinical results indicate the capacity to distinguish healthy individuals from cancer patients. Savicell™ is progressing with clinical work for a test specific to breast cancer. It has realized encouraging early reviews of its breast cancer readout albeit on a relatively small sample size. The addition of an approved breast cancer clinical site is expected to speed up sample acquisition. Savicell™ commenced clinical trials of lung cancer testing during the month of April, 2014.

For more information please contact:
Giora Davidovits Phone:
(978) 289-9056

Notice Regarding Forward-Looking Statements

Statements in this press release that are not strictly historical in nature are forward-looking statements. These statements are only predictions based on current information and expectations and involve a number of risks and uncertainties. Forward-looking statements in this press release include that our unique technology is designed to be deployed for cancer, autoimmune and infectious diseases; and that we will be able to speed up sample acquisition. Actual events or results may differ materially from those projected in any of such statements due to various factors, including the risks and uncertainties inherent in drug discovery and development, which include, without limitation, the potential failure of development candidates to advance through preclinical studies or demonstrate safety and efficacy in clinical testing and the ability to pass clinical trials so as to move on to the next phase, our ability to retain key employees and our ability to finance development or satisfy the rigorous regulatory requirements for new drugs. Competitors may develop better or cheaper alternatives to our products. We may not be able to commercialize our product and even if we do, we may not realize any profit. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. All forward-looking statements are qualified in their entirety by this cautionary statement and we undertake no obligation to revise or update this press release to reflect events or circumstances after today’s date. Investors should refer to the risk factors disclosure outlined in our periodic reports filed from time-to-time with the Securities and Exchange Commission.